[KPMG LETTERHEAD]




                         CONSENT OF INDEPENDENT AUDITORS



To the Board of Directors
Lumenon Innovative Lightwave Technology, Inc.



We consent to the use in Form 10K  (annual  report  pursuant to section 13 or 15
(d) of the Securities Exchange Act of 1934) for the fiscal year ended June 30, 2000 of Lumenon Innovative Lightwave Technology, Inc. (the "Corporation") of our report, incorporated herein, on our audits of the consolidated financial statements of the Corporation for the year ended June 30, 2000, the six-month period ended June 30, 1999 and for the periods from inception (March 2, 1998) to December 31, 1998 and to June 30, 2000. We also consent to the reference to our firm under item 14 in such Form 10K.








/s/ KPMG LLP
Chartered Accountants


Montreal, Canada
September 6, 2000